SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                  Commission File Number 0-27173
(Check one)
[ ] Form 10-K and Form 10-KSB      [ ] Form 11-K
[ ] Form 20-F     [X] Form 10-Q and Form 10-QSB    [ ] Form N-SAR

For period ended  9-30-00
                ----------------------------------------------------------------
    Transition  Report on Form 10-K and Form 10-KSB
    Transition  Report on Form 20-F
    Transition  Report on Form 11-K
    Transition  Report on Form 10-Q and Form 10-QSB
    Transition Report on Form N-SAR

For the transition period ended
                               -------------------------------------------------

Read Attached Instruction Sheet Before Preparing Form.  Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
                                              ----------------------------------

--------------------------------------------------------------------------------

PART I

REGISTRANT INFORMATION

Full name of registrant:  Starfest, Inc.

Former name if applicable:

Address of principal executive office (Street and number):   4602 East Palo Brea
Lane

City, state and zip code: Cave Creek, AZ 85331

PART II

RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.

(Check box if appropriate.)

            (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

            (b) The subject annual report, semi-annual report, transition report on Form 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof
[x] will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

            (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III

NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     The independent auditors are unable to complete the review of the interim financial statements in time for the registrant's Form 10-QSB to be filed in a timely manner. See attached statement.

PART IV

OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

                       Thomas J. Kenan      405-235-2575
                    ------------------------------------------
                      (Name) (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                              [x] Yes   No

(3) Is it anticipated that any significant change in results of operations from the cor-responding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                              Yes    No  [x]

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                 Starfest, Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)



Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 7, 2000                         By: /s/Michael Huemmer
                                                   -----------------------------
                                                   Michael Huemmer, President

Attachment to Form 12B-25 - Notification of Late Filing

Name of Registrant:          Starfest, Inc.
SEC File Number:             000-27173


                             ACCOUNTANT'S STATEMENT
                           Required by Rule 12b-25(c)

                             KABANI & COMPANY, INC.
                          Certified Public Accountants
                          8700 Warner Avenue, Suite 280
                        Fountain Valley, California 92708
                             Telephone 714-849-1543
                                Fax 714-596-0303
                         e-mail: hamidkabani@hotmail.com




SECURITIES AND EXCHANGE COMMISSION
WASHINGTON  DC   20549

                                    Re:  Starfest, Inc.
                                         SEC File #000-27173
                                         Form 10-QSB Quarterly Report
                                         Fiscal Quarter Ended 09-30-00

Gentlemen:

        I am the reviewing auditor for Starfest, Inc.

        I was only recently retained by Starfest, Inc. to review the interim financial statements. I do not have sufficient time to complete the review of the interim financial statements in time for the registrant's Form 10-QSB to be filed in a timely manner. The review can be completed within the five-day extension period.

                                            Respectfully submitted,


                                            /s/ Hamid Kabani
                                            ------------------------------------
                                            Hamid Kabani
                                            Certified Public Accountant

Fountain Valley, California
November 14, 2000